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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                FORM 8-K/A N0.1
                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported):  September 26, 1997



                           THE EASTWIND GROUP, INC.
                           ------------------------
                (Exact name of issuer as specified in charter)



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
        Delaware                     0-27638            23-2732753
(State or Other Jurisdiction       (Commission       (I.R.S. Employer
    of Incorporation or               file             Identification
      Organization)                   number)            Number)
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                        100 Four Falls Corporate Center
                                   Suite 305
                       Conshohocken, Pennsylvania 19428
                   (Address of principal executive offices)


                                (610) 828-6860
             (Registrant's telephone number, including area code)
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ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

          (a)  (1)

               (i) On September 26, 1997, The Eastwind Group, Inc. (the "Company") and Arthur Andersen LLP ("Andersen"), its independent public accountants, mutually agreed to terminate their relationship. Andersen has previously audited the Company's financial statements for the years ended December 31, 1996 and 1995.

               (ii) The report of Andersen on the Company's consolidated financial statements for the years ended December 31, 1996 and 1995, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

               (iii) The mutual decision of the Company and Andersen to
                     terminate the relationship with Andersen as the Company's independent public accountants was approved by the Audit Committee of the Company's Board of Directors and approved by the Board of Directors.

               (iv)  (A)  During the audit of the 1996 consolidated financial statements of the Company there was a matter of discussion and disagreement which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter in its report. This matter was resolved to the satisfaction of Andersen. There were no other disagreements with Andersen during the fiscal years ended December 31, 1995 and December 31, 1996 and the time period from January 1, 1997 through September 26, 1997 which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter in its reports for such periods.

                     (B)  Not applicable.

                     (C) The subject matter of the disagreement between the Company and Andersen concerned the recognition of revenue on certain transactions with entities in which the Company made investments.

                          In October 1996, the Company entered into a Management Services Agreement with Tygart Moulding Corporation (Tygart Moulding) which provided for a $125,000 fee. The management fee was for services to be provided to Tygart Moulding to effect operational changes which were necessary to its survival. Management believed that this fee should be recognized as income in the fourth quarter of 1996, the period in which the services were provided.

                          The Management Services Agreement dated October 29, 1996 was between Ivy-Tygart Acquisition Corp. (Management Company), a majority owned subsidiary of the Company, and Tygart Moulding. The Management Services Agreement stated that Tygart Moulding and Management Company intended to enter into a certain asset purchase agreement in which the Management Company would acquire substantially all of the assets of Tygart Moulding. The acquisition was completed on December 31, 1996. The purchase agreement stipulated that the management fee payable by Tygart Moulding would be assumed by the Management Company.

                          Andersen did not believe that it would be appropriate to recognize income with an offsetting increase to the net assets recorded in purchase accounting given the Company's stated intention to acquire Tygart Moulding prior to the consummation of the Management Services Agreement and the assumption of the management fee payable by the Management Company as part of the acquisition. Management believed that the Management Services Agreement was negotiated on an arms length basis and was not directly related to the acquisition agreement.

                          The second issue related to a consulting agreement with an entity in which the Company held a subordinated debt interest. The consulting agreement provided for a fee of $10,000 per month beginning in March 1996. Management believed that specific projects were performed for the entity and, therefore, that the consulting fee income should be recorded. Andersen did not believe that the facts and circumstances supported recognition of the consulting fee income from this related party as these amounts were not collected and the consulting fee payable from this entity was assumed in connection with the acquisition of this entity in 1997.

                          The above management and consulting fees were not recognized as revenue by the Company in its 1996 financial statements.

                     (D) Management of the Company, including the Chairman and Chief Executive Officer and the Chief Financial Officer, discussed this matter with Andersen.
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                     (E)  The Company has authorized Andersen to respond fully
                          to the inquiries of any successor accountant concerning the subject matter of its disagreement with Andersen.

          (a)  (2)   The Company is currently requesting proposals from other
                     independent public accountants to replace Andersen.

          (a)  (3)   The Company has requested Arthur Andersen to furnish it a
                     letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter is filed as an Exhibit to this Form 8-K.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (a)        Exhibits

               16.1 Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated September 26, 1997*

               16.2 Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated October 17, 1997

        *Previously Filed
                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date:  October 17, 1997                              The Eastwind Group, Inc.



                                                      /s/ William B. Miller
                                                      --------------------------
                                                      William B. Miller
                                                      Chief Financial Officer
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                                 EXHIBIT INDEX

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Exhibit                                                            Sequential
  No.                    Description                    Page No.
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
16.2           Letter from Arthur Andersen LLP to the
               Securities and Exchange Commission dated
               October 17, 1997
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